                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1 )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Lane Plywood, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                         L A N E  P L Y W O O D,  I N C.
                              65 N. BERTELSEN ROAD
                              EUGENE, OREGON 97402
                                 (541) 342-5561



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD SATURDAY, APRIL 13, 1996

To the Shareholders:


     The Annual Meeting of Shareholders (the "Meeting") of Lane Plywood, Inc. (the "Corporation") will be held in the Willamette High School Auditorium,
1801 Echo Hollow Road, Eugene Oregon, on Saturday, April 13, 1996, at 1:30 p.m., local time, for the following purposes:

     1. To approve the Agreement and Plan of Merger (the "Merger Agreement") dated October 26, 1995 between the Corporation and Pioneer Merger, Inc. ("PMI") and a wholly owned subsidiary of PMI, Lane Acquisition, Inc. ("LAI"). The Merger Agreement provides for the Merger of LAI with and into the Corporation with each shareholder of the Corporation being entitled to $49 per share in cash (the "Merger"). Shareholders of the Corporation have the right to dissent from the Merger and may obtain payment for their shares under the provisions of Oregon Revised Statutes sections 60.551 through 60.594, a copy of which is set forth in Appendix B to the Proxy Statement.

     2.   To elect directors.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Corporation's shareholders ("Lane Shareholders") of record at the close of business on February 26, 1996 are entitled to notice of and to vote at the Meeting and at any adjournment thereof.

                              By Order of the Board of Directors

                                       Janis M. Johnson
                              Vice-President/Secretary-Treasurer

Eugene, Oregon

March 20, 1996

PLEASE VOTE. APPROVAL OF THE MERGER AGREEMENT REQUIRES THAT THE HOLDERS OF A MAJORITY OF THE CORPORATION'S SHARES VOTE "YES". PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                         L A N E  P L Y W O O D,  I N C.
                              65 N. BERTELSEN ROAD
                              EUGENE, OREGON 97402
                                 (541) 342-5561



                               PROXY STATEMENT FOR

                  APRIL 13, 1996 ANNUAL MEETING OF SHAREHOLDERS

                             SOLICITATION OF PROXIES

     The enclosed form of proxy (the yellow colored page) is solicited on behalf of the Board of Directors of the Corporation for use at the Annual Meeting of the Shareholders ("Meeting") on April 13, 1996, and at any adjournment of the Meeting. Please fill in, date and sign the proxy and return it to Lane
Plywood, Inc. ("Corporation") prior to the meeting.


     The proxy may be revoked at any time prior to the actual vote by delivering to the Secretary of the Corporation at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     The cost of preparing, assembling, and mailing material in connection with this solicitation will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by individual officers, directors and regular employees of the Corporation without additional compensation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

BE SURE TO VOTE. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE TODAY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The 1996 Annual Report to the Stockholders of Lane Plywood for the year ended November 30, 1995 is included in the mailing with this proxy statement. Please refer to it for the information it contains.

     All information in this Proxy Statement concerning the Corporation or the Agreement and Plan of Merger (the "Merger Agreement") has been furnished by the Corporation and all information concerning Pioneer Merger, Inc. ("PMI") or Lane Acquisition, Inc. ("LAI") has been furnished by PMI.


Approximate date of mailing:

March 20, 1996

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

                                                                            Page


     SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . .   1

     GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          Matters to be Considered at the Meeting. . . . . . . . . . . . . .   4
          Voting at the Meeting. . . . . . . . . . . . . . . . . . . . . . .   4
          Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . .   4

     VOTE ON THE MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . .   5
          Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          Factors Leading to the Merger. . . . . . . . . . . . . . . . . . .   6
               General Background. . . . . . . . . . . . . . . . . . . . . .   6
               Alternatives to, and Reasons for, the Merger. . . . . . . . .   7
               History of Negotiations . . . . . . . . . . . . . . . . . . .   8
               Provisions Regarding Operations . . . . . . . . . . . . . . .   9
          Fairness of the Transaction. . . . . . . . . . . . . . . . . . . .  10
          Appraisals Considered. . . . . . . . . . . . . . . . . . . . . . .  11
               Timber Appraisal. . . . . . . . . . . . . . . . . . . . . . .  11
               The Plywood Mill. . . . . . . . . . . . . . . . . . . . . . .  13
               Other Value Components. . . . . . . . . . . . . . . . . . . .  14
               Availability of Appraisals. . . . . . . . . . . . . . . . . .  15
          Recommendation of the Directors. . . . . . . . . . . . . . . . . .  16
               Recommendation of the Majority of Directors . . . . . . . . .  16
               Discussion of Francis Bales' Vote Against the Merger
               Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               Interests of Certain Persons in the Merger. . . . . . . . . .  16
          Vote Required for Approval . . . . . . . . . . . . . . . . . . . .  17
          Other Conditions With Respect to the Merger. . . . . . . . . . . .  17
               Shareholder Approval. . . . . . . . . . . . . . . . . . . . .  17
               Lack of Excessive Dissents. . . . . . . . . . . . . . . . . .  17
               Litigation and Other Matters. . . . . . . . . . . . . . . . .  17
               Other Actions by PMI. . . . . . . . . . . . . . . . . . . . .  18
               Other Actions by the Corporation. . . . . . . . . . . . . . .  18
          Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . .  18
          Rights of Dissenting Shareholders. . . . . . . . . . . . . . . . .  19
               No Vote in Favor of the Merger. . . . . . . . . . . . . . . .  19
               Written Notice of Intention to Demand Payment . . . . . . . .  19
               Form for Demanding Payment. . . . . . . . . . . . . . . . . .  20
               Remittance to Dissenting Shareholders . . . . . . . . . . . .  20
               Demand for Payment of Deficiency. . . . . . . . . . . . . . .  21
               Court Appraisal . . . . . . . . . . . . . . . . . . . . . . .  21
               Meaning of "Fair Value" . . . . . . . . . . . . . . . . . . .  22
               Consequences of Dissent on Approval of the Merger . . . . . .  22
          Certain Federal Income Tax Consequences to Lane Shareholders . . .  22
          Accounting Treatment of the Merger . . . . . . . . . . . . . . . .  24
          Operation of Lane Plywood After the Merger . . . . . . . . . . . .  24
     SELECTED FINANCIAL DATA OF LANE PLYWOOD . . . . . . . . . . . . . . . .  26

     INFORMATION ABOUT LANE PLYWOOD. . . . . . . . . . . . . . . . . . . . .  27
          General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          Description of Business Operations . . . . . . . . . . . . . . . .  27
          Tree Farms . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Sources of Raw Material. . . . . . . . . . . . . . . . . . . . . .  28
          Factors Affecting Revenues . . . . . . . . . . . . . . . . . . . .  28
          Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  30
          Market for the Corporation's Stock; Dividend History . . . . . . .  30

     INFORMATION ABOUT PMI AND LAI . . . . . . . . . . . . . . . . . . . . .  30

     ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Nominees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Vote Required to Elect . . . . . . . . . . . . . . . . . . . . . .  31
          Directors Whose Terms are Continuing . . . . . . . . . . . . . . .  32

     MANAGEMENT AND COMPENSATION
      OF DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . . . . . . .  33
          Executive Officers of the Corporation. . . . . . . . . . . . . . .  33
          Compensation Committee Interlocks and Insider Participation. . . .  34
          Report on Executive Compensation . . . . . . . . . . . . . . . . .  34
          Executive Compensation . . . . . . . . . . . . . . . . . . . . . .  35
          Director Compensation. . . . . . . . . . . . . . . . . . . . . . .  36
          Incentive Profit Sharing Plan. . . . . . . . . . . . . . . . . . .  36
          Group Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
          Stock Performance. . . . . . . . . . . . . . . . . . . . . . . . .  37
          Retirement Plans . . . . . . . . . . . . . . . . . . . . . . . . .  38
          Certain Transactions With Management . . . . . . . . . . . . . . .  39

     BENEFICIAL OWNERSHIP OF COMMON STOCK. . . . . . . . . . . . . . . . . .  39

     COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS. . . . . . . . . . . . .  41

     OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

     ANNUAL REPORT ON FORM 10-K. . . . . . . . . . . . . . . . . . . . . . .  42


     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . . . . . .  42

     INCORPORATION BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . .  42

     1997 SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . .  42

APPENDIX A: THE MERGER AGREEMENT
APPENDIX B: STATUTES GOVERNING THE RIGHTS OF DISSENTERS
APPENDIX C: PROXY

                               GENERAL INFORMATION

MATTERS TO BE CONSIDERED AT THE MEETING.

     At the Meeting, the Corporation's shareholders ("Lane Shareholders") are being asked to consider and vote upon the proposal to approve the Merger Agreement. The Merger Agreement provides for the merger of LAI with and into the Corporation, with each Lane Shareholder, other than those who exercise their dissenters' rights, being entitled to receive $49.00 per share in cash.
 Shareholders who exercise their dissenters' rights may obtain payment for their shares under the provisions of Oregon Revised Statutes (ORS) sections
60.557 through 60.594, a copy of which is set forth in Appendix B to this Proxy Statement.

     In addition, Lane Shareholders will, at the Meeting, be asked to elect directors for two open positions on the Board of Directors. The Corporation knows of no other matters which are to come before the Meeting.

VOTING AT THE MEETING.

     The Board of Directors set the close of business on February 26, 1996 as the record date (the "Record Date"). Only shareholders of record on the Record Date will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 204,662 shares of the Corporation's Common Stock ("Lane Common Stock") outstanding, owned by approximately 400 shareholders of record.

     Each Lane Shareholder of record on the Record Date will be entitled to one vote for each share of Lane Common Stock owned of record on the Record Date on each of the matters submitted to a vote of the shareholders at the Meeting. Shares may be voted in person or by proxy. A majority of the outstanding shares, represented in person or by proxy, must be present for a quorum to exist. Without a quorum no business, other than adjournment of the Meeting to a later date or time, can take place at the Meeting.

     Under the Oregon Business Corporation Act, the affirmative vote of a majority of the outstanding shares of Lane Common Stock is required for approval of the Merger Agreement. The votes for each of the two open director positions will be taken separately. In each case, the candidate receiving the highest number of votes will be elected to that position. The Board of Directors recommends that Lane Shareholders vote FOR approval of the Merger Agreement and vote FOR the two candidates nominated by the Board of Directors.

PROXY SOLICITATION.

     The enclosed Proxy is being solicited by and on behalf of the Board of Directors of the Corporation. Lane Shareholders are requested to complete, date, sign and promptly return this Proxy in the enclosed envelope. All shares represented by properly executed unrevoked proxies received by the Corporation prior to, or at, the Meeting will be voted in accordance with the instructions indicated by the shareholder on the proxies. If no instructions are specified on an executed Proxy, the shares will be voted for approval of the Merger Agreement and in favor of each of the two candidates nominated by the Board of Directors.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted: (i) by filing with the Secretary of the Corporation written notice of such revocation, or (ii) by duly executing a subsequent proxy bearing a later date and delivering such subsequent proxy to the Secretary of the Corporation, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not by itself revoke a proxy). Any notice with respect to the revocation of a proxy should be in writing and sent to or personally given to Janis M. Johnson, Secretary-Treasurer, Lane Plywood, Inc., 65 North Bertelsen Road, Eugene, Oregon 97402.

     This Proxy Statement is first being mailed to Lane Shareholders on or about March 20, 1996. All expenses of this solicitation, including the cost of preparing and mailing these proxy materials will be borne by the Corporation. In addition to this Proxy Statement, directors, officers and employees of the Corporation may solicit proxies by telephone or in person. Such persons will not be additionally compensated for such activities but may be reimbursed for out-of-pocket expense in connection with any such solicitations.

                          VOTE ON THE MERGER AGREEMENT

     The Merger Agreement contains the detailed terms of and conditions to the plan of merger (the "Merger"). A copy of the Merger Agreement is included as Appendix A to this Proxy Statement. The following description of the material terms of the Merger Agreement is qualified by, and made subject to, the text of the Merger Agreement. The terms of the Merger Agreement were negotiated at arms-length, and have been found to be fair by the directors of the Corporation.

OVERVIEW.

     For purposes of the Merger, PMI created LAI as a wholly owned subsidiary. LAI was organized solely for the purpose of merging with the Corporation. In return for all the stock in LAI, PMI agreed to contribute to LAI the money needed to effect the Merger. LAI will have no assets other than cash and cash equivalents, and no liability other than its organizational expenses and its obligations under the Merger Agreement. LAI has not, and will not, conduct any business other than that necessary to effect the Merger.

     If the Merger is approved by Lane Shareholders, on the date the Merger becomes effective (the "Effective Date"), each outstanding share of the Corporation's common stock ("Lane Common Stock"), except for the shares of dissenters, will be cancelled and converted into the right to receive cash, in the amount of $49 per share (the "Purchase Price").
 However, shares of Lane Common Stock owned by Lane Shareholders who exercise and perfect their right to dissent, as described in the Oregon Business Corporation Act, will be exchanged for their "fair value", as determined by the statutory procedure, as of the Effective Date. For a more complete discussion of dissenters' rights, see "Rights of Dissenting Shareholders" below.

     Upon consummation of the Merger, the Corporation will become a wholly owned subsidiary of PMI, and LAI will cease to exist as a separate corporation. The directors of the Corporation will then resign as directors so that PMI, as the Corporation's sole shareholder, may elect its own directors of the Corporation. Shortly after the Merger, the Corporation will be liquidated with all its assets and liabilities being transferred to PMI. PMI will then change its corporate name to "Lane Plywood, Inc."

     The Merger is subject to several conditions. More detail about these conditions is provided below. The Merger Agreement is binding upon both PMI and the Corporation. Neither can terminate the agreement except upon a material breach by the other or upon a failure of a condition to the Merger.

     If the Merger Agreement is approved by the Lane Shareholders at the annual meeting, management anticipates that the Effective Date will be April 17, 1996. No federal or state regulatory approvals must be obtained to consummate the Merger.

FACTORS LEADING TO THE MERGER.

     The Merger Agreement presented with this Proxy Statement represents the culmination of several years' work by the Board of Directors to realize the value of the Corporation for the benefit of Lane Shareholders. Since many Lane Shareholders are also employees of the Corporation, the Board of Directors also considered the impact of any transaction on the continued operation of the plywood mill.

     GENERAL BACKGROUND. The forest products industry in the Northwest in general, and in western Oregon in particular, has been hard hit by timber shortages caused primarily by reductions in the federal timber harvest. Increasing competition from other regions has kept prices for timber products from rising with the shrinking supplies in the Northwest. As a result, timber prices in the Northwest have risen and revenues for mills have dropped.

     This squeeze has resulted in numerous such mills closing down. Since 1989, when the current timber harvest restrictions first came into place, 261 mills operating in the Pacific Northwest, including plywood, veneer and sawmills, employing more than 22,000 workers, have shut down. In western Oregon alone, 100 mills, employing more than 9,500 workers, have closed.

     At the same time, the shortage of harvestable timber has increased the value of private timber holdings. Because the Corporation invested in timberland over the years, it has benefited from the increase in value of timberlands, at the same time as its mill operations have been hurt. Despite these problems, however, the Corporation has survived, and has been profitable in three of the last four years.

     The value of the Corporation's timberland now exceeds the value of the mill and mill property. According to the Corporation's most recent appraisals, the timberlands are worth between $11,000,000 and $13,900,000, and the mill and real property on which it sits is worth approximately $4,600,000. See the discussion on "Appraisals Considered," below.

     An additional factor considered by the Board of Directors is the aging of Lane Shareholders. Many Lane Shareholders who were employees of the Corporation have now retired. In addition, many of the employees who are Lane Shareholders are nearing retirement age. These shareholders would like to realize the value of their investment in the Corporation. However, the absence of any active trading market for Lane Common Stock makes it very difficult for such shareholders to do so.

     ALTERNATIVES TO, AND REASONS FOR, THE MERGER. As the value of the Corporation's timberlands has increased, so has the interest from other forest products companies in purchasing those timberlands. The Board of Directors has fielded many calls from persons interested in purchasing all or part of the timberlands, or inquiring about buying the entire company, either in an asset sale or a stock purchase.

     The Board of Directors considered the possibility of the sale of some or all of the timberlands followed by a dividend of the after-tax proceeds to Lane Shareholders. Such a plan would have the advantage of allowing the Corporation to continue operating the mill, and would help Lane Shareholders receive at least some of the value for their shares. However, the Board of Directors rejected this plan. One problem with such a plan is the high tax cost, both to the Corporation from the sale of the timberlands, and to the individual Lane Shareholders from the dividend. The Board of Directors was concerned that the dividend to Lane Shareholders would be for substantially less than the value that could be obtained through a sale of the Corporation. Also, a sale of the timberlands would leave the Corporation with a very limited ability to borrow funds to pay for modernization, or to weather unprofitable operating periods.

     The Board of Directors believes that a sale of the timberlands to generate dividends would leave the Corporation in a weak operating position, and would not be in the best interests of either Lane Shareholders or the Corporation's employees.

     The Board of Directors also considered continuing to operate the Corporation, but selling the timberlands only as needed. The advantage to such a plan would be to provide a strong asset base for the Corporation, to allow it to borrow, to make improvements, and to operate even during periods of unprofitability. However, such a plan would leave Lane Shareholders with no realistic opportunity to realize on the value of their shares.

     Since there is no trading market for shares in the Corporation, and since transactions involving Lane Common Stock are rare, Lane Shareholders who wish to sell their shares for a fair price, taking into account the value of the Corporation's timberlands, have little or no opportunity to do so. For this reason, the Board of Directors did not consider this alternative to be in the best interests of Lane Shareholders.

     HISTORY OF NEGOTIATIONS. Since June of 1993, the Board of Directors has received written expressions of interest to purchase the Corporation, or all of its assets, from at least 11 different parties. The Board of Directors had discussions with several such parties to explore a potential purchase. On April 28, 1994, the Board of Directors entered into a memorandum of understanding with an investment group that would have resulted in a purchase price of $24.50 per share. The investment group eventually broke off negotiations.

     On December 12, 1994, the Corporation and Tree Products Enterprises, Inc. ("Tree Products") entered into a memorandum of understanding which would have resulted in a purchase price of $25.00 per share. In connection with that proposal, the Corporation commissioned an appraisal of its timber holdings.

     On January 16, 1995, the Board of Directors received a preliminary draft of the timber cruise and appraisal. It estimated the value for the timber at between $11,000,000 and $11,500,000. This was $3,000,000 more than the Board of Directors had estimated at the time it entered into negotiations with Tree Products.

     As a result of this appraisal, the Board of Directors rejected the Tree Products offer as too low.

     The rejection of the Tree Products offer caused a group of shareholders to try to elect two of their own members as directors, with the stated goal of attempting to persuade the entire Board of Directors to accept the Tree Products offer. At the annual meeting held April 22, 1995, Lane Shareholders rejected this slate and elected the directors nominated by the Board of Directors. However, as a result of the meeting, the Board of Directors determined that a substantial number of Lane Shareholders wished to have the Board of Directors negotiate a sale of the Corporation at a fair price.

     Following the annual meeting, the Board of Directors solicited offers from companies known to be interested. As a result of that solicitation the Board of Directors received expressions of interest from five different parties. The parties provided a variety of types of offers, each heavily restricted with conditions. On May 12, the Board of Directors considered the merits of these offers and decided to request the parties to submit bids beginning at $50 per share. By May 18, two of the parties said they were no longer interested, and one responded that it was prepared to pay no more than $40 per share. This left two potential bidders. The Board of Directors requested that each refine its bid. In early July both submitted follow-up offers.

     The offer from one group would have been a stock-for-stock transfer in which Lane Shareholders would become shareholders of a new company ("NEWCO"). Each such shareholder would be offered the opportunity to redeem shares in NEWCO for the price of $42.80. The investors making this offer proposed to pay for the redemption by liquidating assets of NEWCO to pay for the stock redemptions, rather than using the investors' own funds. The Board of Directors considered this offer unacceptable.

     As a result, the Board of Directors entered into a memorandum of understanding with the investment group that formed PMI for the cash purchase of all Lane Common Stock at $49 per share. After a period of negotiation over the terms and conditions of the purchase, the parties agreed to the Merger Agreement, which was signed October 26, 1995.

     The majority of the Board of Directors believes that this Merger Agreement, delivering $49 per share, is fair to and in the best interests of Lane Shareholders, and recommends that all Lane Shareholders vote for approval of the Merger Agreement.

     One member of the Board of Directors, Francis Bales, voted against recommending approval of the Merger Agreement. A discussion of his reasons for voting against the Merger is provided in "Recommendation of the Directors - Discussion of Francis Bales' Vote Against the Merger," below.

     PROVISIONS REGARDING OPERATIONS. One of the concerns with respect to the Merger, because of the large number of employee shareholders, is the effect of the Merger on operations at the plywood mill and continued employment of the current employees.

     In negotiations with PMI, the Board of Directors requested, and PMI agreed to, the inclusion of Paragraph 3.6 of the Merger Agreement which addresses continuity of the business of the Corporation. That paragraph states PMI's present intention to continue the ongoing business operations of the Corporation after the Merger. However, the statement of intent by PMI is not a guaranty that PMI will continue the business operations of the Corporation in the same manner as those operations would have been conducted without the Merger, nor is it a promise to maintain operations if economic conditions indicate to PMI's directors that its financial interest is best served by closing the mill. For a more detailed discussion of these matters see "Operation of Lane Plywood After the Merger", below. The entire Merger Agreement is set forth in Appendix A to this Proxy Statement.

FAIRNESS OF THE TRANSACTION.

     The majority of the Board of Directors believes the Merger offers a fair price and is in the best interests of Lane Shareholders.

     As described above, a majority of the Board of Directors believed, after the 1995 annual meeting, that a substantial number of Lane Shareholders wanted the Board of Directors to negotiate and bring to Lane Shareholders a purchase offer. Following the meeting, the Board of Directors solicited offers from parties it knew to be interested in acquiring the Corporation. Based on that solicitation, the Board of Directors entered into preliminary negotiations with five separate parties.

     The Board of Directors evaluated the responses from these parties, to determine not only which party offered the highest bid, but also which appeared best able to pay the price discussed. The Board of Directors also considered the willingness and ability of each party to continue operating the mill. Eventually, as discussed in "History of the Negotiations", above, PMI emerged as the highest bidder. Based on its evaluation of all the criteria, including the factors discussed in "Alternatives to, and Reasons for, the Merger", the majority of the Board of Directors decided to enter into the Merger Agreement.


     Independent of its negotiations with PMI, the Board of Directors reviewed its own estimate of the value of the Corporation. Most directors believed a purchase offer of between $41 and $58 per share would be reasonable. The Board of Directors included in its review the appraisal of the timberlands conducted in connection with the Tree Products offer, as discussed in more detail in "Appraisals Considered - Timber Appraisals", below, as well as an update of the appraisal of the mill and the property on which the mill is located. The update is discussed in "Appraisals Considered - The Plywood Mill", below.


     The Board of Directors determined the possible range of share values by estimating the net value to Lane Shareholders from a liquidation of the Corporation's assets. The Board of Directors estimated the net amount available to distribute to Lane Shareholders if the assets sold at the high and low ranges of the appraised values, net of the estimated costs of sale. It subtracted from those values the Corporation's liabilities, the estimate of taxes which would be due on a sale of the assets, the costs of liquidation, including the costs associated with shutting down the mill operation, and the costs to the Corporation of the resulting layoffs. Taxes alone on a sale of the assets at the highest appraised values would be more than $5,900,000. These factors are discussed in more detail in "Appraisals Considered-Other Value Components" below.

     The estimated proceeds from a liquidation ranged from a low of $15,570,696 to a high of $19,300,186. Liabilities, taxes, and costs to shut down were estimated at $7,174,234 for the low range of values and $7,529,336 for the high range of values. This yielded a net liquidation value to Lane Shareholders of $8,396,462, or approximately $41 per share at the lowest appraised values, using the high range of estimated liquidation expenses. If the assets could be liquidated at the high range of appraised values and with the lowest estimate of the expenses of liquidation the review yielded a net liquidation value of $11,770,820, or approximately $58 per share.


     The Board of Directors also considered the value of the Corporation as an operating entity in light of its past profits and losses, its uncertain future prospects, its limited history of dividend payments, and the lack of an active trading market for Lane Common Stock.


     The Board of Directors gave the greatest consideration to the actual results of its extensive negotiations. Those negotiations gave the best indication of what the Corporation is truly worth on the market. The Board of Directors sought bids from all the different parties who expressed interest in purchasing the Corporation. Each bidder was given an opportunity to refine its proposal. Out of this process, PMI emerged with the best offer. The process used by the Board of Directors is explained in the "History of Negotiations", above. The process conducted by the Board of Directors produced a more accurate method of determining value than any appraisal could. For this reason, the Board of Directors decided that a separate appraisal of the Corporation, or fairness opinion, was unnecessary.


     In determining that the Purchase Price is a fair price and in the best interests of Lane Shareholders, the Board of Directors relied primarily on the fact that the Purchase Price presented with this Merger Agreement emerged from the extensive bidding process as the best offer. The Board of Directors also noted that the Purchase Price is near the middle of the range of values determined by its review of the liquidation values discussed above.

APPRAISALS CONSIDERED.

     TIMBER APPRAISAL. The Corporation's timber is the largest component of its value and the component whose value is most reliably obtained. There is a ready market for comparable types of timber, and the prices paid for timber and timberland are frequently reported.

     In late 1994, when the Board of Directors entered into negotiations with Tree Products, it decided to have the Corporation's timberlands appraised. Management hired Gary

Thompson to conduct the appraisal. Mr. Thompson's crew cruised the timber during December 1994 and January 1995, and reported on its value by estimating the volume of timber available and its likely market price as stumpage. He also compared the Corporation's timberland tracts to other similarly situated tracts which had sold near the time of his appraisal.


     For purposes of the appraisal, Mr. Thompson assumed the Corporation had good marketable title to the timberlands, there were no impediments to logging the timber from lack of access or environmental restrictions, other than the normal laws governing timber removal. Management believes these are accurate assumptions. He ignored, for purposes of his appraisal, any value for water rights, gas, oil or minerals which might exist on the property. Because of the geology of the region, the remote locations of the timberlands and the restrictions on non-timber uses imposed by Oregon's land use planning laws, management believes that such rights, if any, are a negligible component to the value of the timberlands.

     Mr. Thompson concluded that the value of the timberlands as of January 11, 1995 was between $11,700,000 and $11,900,000. However, he further concluded that if all the tracts were sold together, the combined sale would be large enough to command a premium in the market, making the timber worth $13,600,000 to $13,900,000.

     The Board of Directors does not have specific information as to the changes in values of the appraised timberland after the appraisal. The timberland value is determined primarily by the value of its timber. Sales of private timber are not publicly reported, and the Corporation does not purchase timber directly. However, based on modest declines in the prices of veneer since the appraisals, management believes that values for the timber on the Corporation's timberland have declined somewhat from the appraised values.

     Mr. Thompson is an experienced timber appraiser, having worked in the field for 22 years. He has appraised timber for several Oregon timber companies, as well as for banks, government agencies, bonding companies and other institutions with an interest in determining timber values. He has no present or future interest in the property, or in the outcome of the Merger negotiations. There has been no material relationship between Mr. Thompson or any of his affiliates and the Corporation or any affiliate of the Corporation, nor is such a relationship contemplated in the future.

     No limitations were placed on Mr. Thompson in preparing his appraisal. Mr. Thompson appeared at the Corporation's 1995 annual meeting and explained his appraisal methods and answered questions regarding the appraisal at that time. Mr. Thompson was paid approximately $19,000 for his appraisal.
Management selected Mr. Thompson to conduct the appraisal, after seeking bids from several qualified timber appraisers, based on his bid price and availability to perform the appraisal.

     Any estimate of the value of the timber has to take into account that any sale of the timber by the Corporation would result in a capital gain to the Corporation that would be subject to income tax at both the federal and state level. For instance, if the timberland of the Corporation were marketed and sold for the highest value in the appraisal, $13,900,000, the after-tax proceeds to the Corporation, ignoring any costs of sale, would be approximately $9,074,000.

     THE PLYWOOD MILL. The plywood mill is more difficult to value because the uncertainties of the plywood market mean the mill might attract few buyers. In addition, because of the many mill closures in the Northwest since 1989, used mill equipment is readily available and generally difficult to sell. However, if restrictions on the harvest of federal timber in the Northwest are lifted, such equipment could have substantially greater value.

     The plant was last appraised in September 1993. That appraisal, by Byron Slack of the National Appraisal Company, Inc. ("National") concluded the plywood mill had a fair market value as an operating plant of $6,783,000. If the machinery were sold and the land and buildings liquidated, National concluded that it would have a value of $3,147,000. National conducted a physical inspection of the plant at the time of the appraisal. National compared the value of the mill as an operating entity with prices paid for operating mills of comparable size and market. National compared the value of the equipment and land and buildings with sales of similar equipment and land and buildings sold near the time of the appraisal.

     In connection with its decision to seek purchase offers following the 1995 annual meeting, the Board of Directors asked National to update its appraisal. That update, which was completed April 17, 1995, concluded that the liquidation value for the mill's equipment and land and buildings was $4,639,000. National did not update the appraisal as an operating mill.

      As with any sale of the timberlands, a liquidation of the plywood mill would entail a significant tax cost. The net after tax proceeds from a liquidation of the mill, ignoring any costs of sale and any costs associated with a liquidation and shut down, would be $3,636,000.


     National's update of its appraisal indicated that the value of the mill equipment, machinery and rolling stock had dropped by approximately 10%, to $2,500,000, from the value in September 1993, despite a net investment by the Corporation in such equipment, machinery and rolling stock of approximately $200,000 during the same period. However, National found an increase in the value of the land and buildings at the mill site, to $2,139,000, resulting in the higher overall estimated value of the mill in the update.


     The value reported in National's appraisal includes the value of the land and buildings. However, the appraisal did not include a parcel owned by the Corporation with possible environmental contamination. For purposes of the appraisal, National assumed that the Corporation provided accurate descriptions of its property, had good marketable title to the land, buildings and equipment, and that there is no significant environmental contamination on the portion of the mill site included in the appraisal. Management believes these are accurate assumptions.

     Mr. Slack has been president and owner of National since it was established in 1980. National has performed appraisals for more than 60 Northwest industrial timber products firms, including Bohemia, Inc., Champion International, Inc., Louisiana Pacific Corp., and Weyerhauser Company. In addition, National had conducted previous appraisals for the Corporation in connection with property tax issues. Neither National nor Mr. Slack had an interest in the property or in the outcome of the Merger. There has been no material relationship between National or any of its affiliates and the Corporation, nor is such a relationship contemplated in the future.

     No limitations were placed on National in preparing the appraisal, except the instruction not to include in the appraisal the portion of the property with possible environmental contamination. National was paid approximately $15,000 for the 1993 appraisal and $5,000 for the update to that appraisal. Mr. Slack appeared at the 1995 annual meeting of stockholders and explained the 1993 appraisal and answered questions with respect to that appraisal. Management selected National for the update because of National's familiarity with the mill from the prior appraisals.

     OTHER VALUE COMPONENTS. The Corporation's value is not just the sum of the value of its two major components. Taxes and other costs of sales, including the cost of a shut down if assets are to be liquidated, would be substantial. The liabilities of the Corporation as disclosed in the financial statements, and other factors such as the unfunded health care commitments and potential environmental liability also reduce the Corporation's total net value. Value is also affected by the risks to a buyer who intends to continue operations of operating a forest products company under current conditions.


     The tax cost of selling the Corporation's major assets would be substantial. If the Corporation sold the timberlands and mill at the highest appraised values, the tax costs for the gain on the sale would be more than $5,900,000. In addition, there would be significant broker, legal, accounting, and closing fees associated with any sale of the assets. These costs are not reflected in the appraisal figures.


     Any liquidation of the Corporation would also create substantial costs in connection with shutting down the mill and laying off the employees. These costs include the costs of payroll during the WARN act notification period, and the costs for maintenance, security and mothballing the equipment, machinery, rolling stock and building during a period of orderly liquidation that could last for two or three years. Management estimates these costs at between $500,000 and $2,400,000.


     Any analysis of the potential value to be obtained from liquidating the Corporation's assets should also take into account the time value of money for the period of liquidation and for a period of five years after a dissolution of the Corporation until creditor claims are barred by the provision of the Oregon Business Corporation Act governing corporate dissolutions.

     The accrued unfunded health care commitment liability, using generally accepted accounting principles, is approximately $500,000. In accruing this amount, management assumed a health care trend cost rate of 9% until 2001, and 5% thereafter. The actual amount of benefits paid under the plan in fiscal 1995 was $14,336.

     The potential environmental liability, in particular, is difficult to measure. Based on its analysis of the issue, management believes that a reasonable estimate of likely liability is approximately $85,000, depending in part upon factors beyond the Corporation's control. Management is aware of other areas of potential environmental liability, but believes other parties should be responsible for substantially all of the costs associated with any clean up of those areas. However, there is no assurance that such other parties will be willing, or able, to pay such costs, if a cleanup should be necessary.


     Any purchaser of the Corporation who intends to continue operations must also take into account such risk factors as the uncertain supply of quality veneer, the effect on veneer prices from the reductions in the federal timber harvest, and the competition from engineered panels and southern plywood mills.


     As a result of these other considerations, the Board of Directors concluded, as described in "Fairness of the Transaction" that the net realizable value of the Corporation through a liquidation would be between $8,396,462, or approximately $41 per share, and $11,770,820, or approximately $58 per share.

     AVAILABILITY OF APPRAISALS. Copies of the appraisals by Mr. Thompson and National, as well as the update of the National appraisal, are available for inspection and copying at the Corporation's principal executive offices during the Corporation's regular business hours by any interested Lane Shareholder or any representative of any Lane Shareholder, who has been so designated in writing. Any copies will be made at the expense of the requesting shareholder.

RECOMMENDATION OF THE DIRECTORS.

     RECOMMENDATION OF THE MAJORITY OF DIRECTORS. After considering all of the factors described above, a majority of the Corporation's directors have determined that the Merger is in the best interest of Lane Shareholders and recommend that Lane Shareholders vote for approval. The majority of the Board of Directors believes the Purchase Price to be paid for Lane Common Stock is a fair price.

     DISCUSSION OF FRANCIS BALES' VOTE AGAINST THE MERGER AGREEMENT. Francis Bales was the sole director to vote against the proposed Merger Agreement. Mr. Bales said he voted against the proposed Merger Agreement because he believes the value of the Corporation and its assets would sustain a program of paying dividends to Lane Shareholders. He said he believes Lane Shareholders will be better off with such a program than with the cash they will receive upon the Merger.

     Mr. Bales also said he believes the employees and the community will be better off if ownership of the Corporation continues with the existing Lane Shareholders, rather than PMI. Mr. Bales said he wants it made clear he has nothing against PMI, but simply believes that existing Lane Shareholders, employees and the community will be better off if the Merger does not occur.

     Mr. Bales is an employee of the Corporation, working as a sander operator. He has received a copy of this statement, which was written by the Corporation's legal counsel. He agrees this adequately states his position. Mr. Bales does not intend to submit for inclusion in this Proxy Statement a written statement regarding his reasons for objecting to the Merger Agreement.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Several of the directors own shares in the Corporation. They will benefit to the same extent, with respect to their shares, as other Lane Shareholders. Several of the directors are also employees of the Corporation and, as such, have an interest in assuring the continued operation of the Corporation's business.

     The Board of Directors, acting in executive session with Gary Jensen excused, recommended to PMI that it pay bonuses to Gary Jensen, Carl Wiley and Janis Johnson in the amounts of $30,000, $30,000, and $25,000, respectively, following the close of the Merger, if they are still employed by the Corporation. Any payment of this bonus would be by PMI. PMI is under no obligation to pay such a bonus. At the date of this Proxy Statement, PMI has indicated it will not make such a payment.

     The Corporation's executive officers, Gary Jensen, Carl Wiley and Janis Johnson have all had discussions with PMI concerning their continued employment after the Merger. Management believes PMI will continue employing each through calendar 1996 at their present salaries.

     No director, nominee for director, executive officer of the Corporation, or associate of any of them, will receive any other benefit, direct or indirect, by security holdings or otherwise, from the Merger.

VOTE REQUIRED FOR APPROVAL.

     The affirmative vote of the holders of a majority of the outstanding shares of Lane Common Stock is required to approve the Merger Agreement.

     Abstentions and broker nonvotes will be treated as no votes in determining whether the Merger Agreement is approved. As of the record date, there were 204,662 shares of Lane Common Stock outstanding. Therefore, at least 102,332 shares must be voted in favor of the Merger. In addition, PMI need not proceed with the Merger if the number of dissenting shares exceeds 30% of the total outstanding shares.

     On the record date, the Corporation's directors, executive officers and their affiliates owned 6.7% of the outstanding Lane Common Stock. See "Beneficial Ownership of Common Stock", below. All of the Corporation's directors except Francis Bales have stated their intent to vote their shares to approve the Merger Agreement. Mr. Bales is the beneficial owner of 1,201 shares, or .6% of the outstanding shares of Lane Common Stock.

     The majority of the Board of Directors recommend that Lane Shareholders vote FOR approval of the Merger Agreement.

     If the Merger Agreement is not approved, the Board of Directors has no specific plan for future operation of the Corporation. The Board of Directors anticipates that if the Merger Agreement is not approved, it would continue to operate the business in much the same manner as it has in the past, while it considered possible options. Any decisions would depend, in part, on the understanding of the Board of Directors as to the reasons for votes against approval of the Merger Agreement.

OTHER CONDITIONS WITH RESPECT TO THE MERGER.

     Before the Merger Agreement can be completed, certain conditions spelled out in the Merger Agreement must be satisfied. These conditions include the following:

     SHAREHOLDER APPROVAL. The Merger must be approved by an affirmative vote of a majority of the outstanding shares of Lane Common Stock.

     LACK OF EXCESSIVE DISSENTS. PMI is not required to consummate the Merger if holders of more than 30% of the Lane Common Stock exercise dissenters' rights.

     LITIGATION AND OTHER MATTERS. The completion of the Merger is also conditioned on the absence of any action, suit or proceeding, either pending or threatened, before any court or administrative agency, if such action, suit or proceeding could result in a ruling that would prevent consummation of, or require rescission of, the Merger. In addition, the completion of the Merger is conditioned on the absence of any action, suit or proceeding, either threatened or pending, before any court or administrative agency, which could impose any liability on any of the officers or directors of the Corporation on account of the Merger.

     OTHER ACTIONS BY PMI. The obligation of Lane to complete the Merger is conditioned on PMI and LAI performing all the covenants of the Merger Agreement; confirming that all the representations and warranties of PMI and LAI have been fulfilled and are true; and providing the Corporation with an opinion of counsel to PMI and LAI as to certain matters.

     OTHER ACTIONS BY THE CORPORATION. The obligation of PMI and LAI to proceed with the Merger is conditioned on the Corporation performing its covenants and confirming that its representations are true; making no material adverse changes in its assets, earnings, business operations, prospects or financial condition; and having no changes in the required accounting principles which would effect the transaction. The Corporation must also furnish PMI and LAI with an opinion of the Corporation's counsel as to certain matters.

PAYMENT FOR SHARES.

     The Purchase Price for each share of Lane Common Stock will be $49. The Purchase Price does not depend on the Corporation's operating results during the period between the execution of the Merger Agreement, which occurred on October 26, 1995, and the actual date of closing of the Merger. There are no differences in the rights of Lane Shareholders with respect to their shares under the Merger Agreement.

     Payments to Lane Shareholders for their respective shares will be made through Oregon Title Company ("Oregon Title"), acting as exchange agent. On the Effective Date, PMI will deposit the Purchase Price for all the outstanding shares of Lane Common Stock with Oregon Title. Oregon Title will send a notice to each Lane Shareholder of record as soon as practical thereafter. The notice from Oregon Title will contain specific instructions as to how to turn in share certificates and receive cash. Lane Shareholders who exercise and perfect their dissenters' rights will be paid only in accordance with the statutory procedure governing dissenters' rights. A discussion of that statutory procedure is contained in "Rights of Dissenting Shareholders", below.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PLEASE RETAIN YOUR SHARE CERTIFICATES UNTIL SUCH TIME AS YOU RECEIVE THE EXCHANGE INSTRUCTIONS FROM OREGON TITLE. DO NOT BRING SHARE CERTIFICATES TO THE MEETING.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Receipt of the Purchase Price by Lane Shareholders in return for their Lane Common Stock will be a taxable transaction. A general discussion of the tax impact of the transaction is provided in "Certain Federal Income Tax Consequences to Lane Shareholders," below.

RIGHTS OF DISSENTING SHAREHOLDERS.

     Certain provisions of the Oregon Business Corporation Act entitle Lane Shareholders to dissent from the Merger and receive the "fair value", as that term is defined therein, of the shares in lieu of the Purchase Price payable under the Merger Agreement. The "fair value" may be more or less than the Purchase Price. The statutory provisions describing dissenters' rights are included as Appendix B to this Proxy Statement.

MERELY VOTING AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT SUFFICIENT TO ESTABLISH DISSENTERS' RIGHTS. FAILURE TO STRICTLY FOLLOW ANY OF THE PROCEDURES SET FORTH IN THE STATUTES REPRODUCED IN APPENDIX B MAY RESULT IN LOSS OF STATUTORY DISSENTERS' RIGHTS.

     A shareholder may not dissent as to less than all of the shares registered in his or her name, except that a recordholder of shares for the benefit of more than one person may treat each such person as a separate shareholder for the purpose of the election to dissent if the recordholder discloses to the Corporation the name and address of each person on whose behalf the recordholder dissents.

     The following is a summary of steps that must be taken for the effective exercise of dissenters' rights. However, the summary is not intended to be complete and is qualified in its entirety by reference to the statutes set forth in Appendix B. Lane Shareholders should look to the provisions of the Oregon Business Corporation Act reproduced in Appendix B for a complete recitation of the steps necessary to protect their rights.

     NO VOTE IN FAVOR OF THE MERGER. A Lane Shareholder wishing to assert dissenters' rights must not vote in favor of approving the Merger Agreement. Delivery of a proxy that does not specify a choice will be voted in favor of approving the Merger Agreement and will disqualify that Lane Shareholder from exercising dissenters' rights. However, abstention is not a vote in favor of approving the Merger Agreement.

     WRITTEN NOTICE OF INTENTION TO DEMAND PAYMENT. A Lane Shareholder wishing to assert dissenters' rights must also deliver to the Corporation, BEFORE the vote on the Merger Agreement, written notice of his or her intention to demand payment. A written notice delivered after that time will be ineffective to preserve dissenters' rights. A vote against approval of the Merger Agreement does not constitute written notice. The written notice may be in the form of a letter and must be delivered to the Secretary of the Corporation at the address indicated on the cover of this Proxy Statement, BEFORE the vote on the Merger Agreement is taken.

     FORM FOR DEMANDING PAYMENT. If the Merger Agreement is approved, either the Corporation or PMI as its successor, will mail notice of the approval of the Merger to any Lane Shareholder who gave the written notice of intention to demand payment and who did not vote in favor of the Merger Agreement. This notice will be sent to those dissenting Lane Shareholders no later than 10 days after the Merger Agreement is approved.

     The notice will state where payment demand must be sent and where and when the share certificates must be deposited. The notice will contain the form required for demanding payment. The notice will also contain a time, not less than 30 and not more than 60 days from the mailing of such notice, within which the dissenting Lane Shareholder must return his or her payment demand form and deposit the stock certificates.

     A dissenting Lane Shareholder sent such notice must demand payment, certify the date of acquisition of beneficial ownership of the shares, and deposit the stock certificates in accordance with the notice. A dissenting shareholder who does not demand payment or deposit the shareholder's certificates where required, each by the date set forth in the notice, is not entitled to payment for the shares as a dissenting shareholder. Neither a vote against approval of the Merger Agreement nor a notice of intent to demand payment constitutes this required payment demand form or deposit of stock certificate.

     REMITTANCE TO DISSENTING SHAREHOLDERS. After receipt of the stock certificate(s) and the payment demand form, and after consummation of the Merger, the Corporation or PMI as its successor will remit to each dissenter who has taken the steps described above, the amount the Corporation or PMI as its successor estimates to be the fair value of the shares, with any accrued interest. The dissenting shareholder shall also be sent: (1) the Corporation's unaudited balance sheet and income statement at and for the period ended February 29, 1996, (2) the latest available interim financial statements for the Corporation, (3) an explanation of how the fair value of Lane Common Stock was estimated, (4) an explanation of how any accrued interest was calculated, (5) a statement of the dissenter's right to demand payment under ORS 60.587, and (6) a copy of ORS 60.551 to 60.594. Interest will accrue from the Effective Date of the Merger until the date of payment.

     If the Merger is not consummated within 60 days after the date set for demanding payment and depositing stock certificates, the deposited certificates will be returned.

     DEMAND FOR PAYMENT OF DEFICIENCY. If any dissenting Lane Shareholder, who has otherwise properly exercised his or her dissenter's rights: (1) is not paid within 60 days after the date set for demanding payment, or (2) believes that the amount remitted is less than the fair value of his or her shares of Lane Common Stock, or (3) believes that the interest is not correctly determined, then the dissenter may, within 30 days after the remittance was mailed, send the Corporation or PMI as its successor his or her own written estimate of the value of the shares or interest and demand for the deficiency. If no such demand for payment of a deficiency is made within 30 days after the remittance was mailed, the dissenter is entitled to no more than the amount originally remitted.

     COURT APPRAISAL. If any dissenting Lane Shareholder who has made a proper demand for payment of a deficiency has not reached an agreement with the Corporation or PMI as its successor as to the fair value of his or her shares within 60 days after demand, the Corporation or PMI as its successor must either petition a court of competent jurisdiction in Lane County, Oregon, to determine the fair value of the shares and any accrued interest thereon, or pay the amount demanded by the dissenting shareholder. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the fair value. Dissenters who have not previously come to an agreement will be entitled to judgment for any amount by which the court finds the fair value of their shares of Lane Common Stock exceeds the amount paid, with interest.

     The costs of the court appraisal proceeding, including reasonable compensation and expenses of appraisers appointed by the court, will be assessed against the Corporation or PMI as its successor unless the court finds that the refusal of any dissenting shareholder to accept an offer for his or her shares was arbitrary, vexatious or not in good faith, in which event such costs may be apportioned as the court deems equitable. Fees and expenses of counsel and experts may be assessed, in the court's discretion, against the Corporation or PMI as its successor if the court finds it failed to comply substantially with the provisions of the statutes with respect to dissenters' rights.
Additionally, the court may assess such fees and expenses against any party acting arbitrarily, vexatiously or not in good faith with respect to such rights.

     MEANING OF "FAIR VALUE". ORS 60.551(4) defines "fair value" to which any dissenting Lane Shareholder is entitled as the value of the shares immediately before consummation of the Merger, excluding any element of appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable. The amount determined to be the fair value may be more than or less than the Purchase Price under the Merger Agreement.



     In determining the fair value of any dissenter's shares, the court will consider any relevant evidence of value presented to it. Such evidence may include appraisals of the Corporation by any appraisers appointed by the court, the appraisals of the timberland and of the plywood mill discussed in "Appraisals Considered", above, the tax and other costs associated with any sale of the Corporation's assets, the liabilities of the Corporation, the history of negotiations for the purchase of the Corporation, the lack of any active trading market for the Corporation's stock, and the earnings and future prospects of the Corporation, among other information.

     CONSEQUENCES OF DISSENT ON APPROVAL OF THE MERGER. Under the Merger Agreement, PMI need not proceed with the Merger if owners of 30% of the outstanding shares of Lane Common Stock exercise their dissenters' rights. In addition, an affirmative vote of a majority of the outstanding shares is required to approve the Merger. As a result, a small number of dissenting shareholders, coupled with nonvotes of other Lane Shareholders and votes against the Merger by Lane Shareholders who do not exercise their right to dissent, could cause the Merger to fail, even if the dissenting shares do not meet the 30% threshold, and even if a majority of the votes actually cast are voted in favor of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO LANE SHAREHOLDERS.

     The following is a brief description of the anticipated federal income tax consequences of the merger to Lane Shareholders. It is not intended as tax advice, and is not intended to be a complete description of the federal income tax consequences of the Merger. This discussion is based on the Internal Revenue Code of 1986 ("Code"), as amended and as interpreted by regulation, administrative determinations, and court decisions. This discussion does not reflect any changes in the Code or its interpretation which occurred after January 15, 1996.

     Because of the complexity of federal, state and local income tax laws, each Lane Shareholder should consult his or her own tax advisor concerning the federal, state and local and other tax consequences from the Merger.

     For purposes of this discussion, it is assumed that Lane Shareholders hold their common stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. The tax consequences to any particular Lane Shareholder may be affected by matters not discussed below. For example, certain taxpayers, such as insurance companies, trusts and estates, non U.S. Citizens, tax exempt organizations, and shareholders of PMI, may be subject to special rules not addressed in this discussion. Such shareholders are particularly cautioned to consult their tax advisors for a clear understanding of the tax consequences of the merger.

     Lane Shareholders will recognize gain or loss for federal income tax purposes measured by the difference between the cash received for their shares and the shareholders' tax basis in the shares exchanged. Such gain or loss will be long-term capital gain or loss if the shareholder held or is considered to have held the shares for more than one year. In general, capital gain is taxed in the same manner as other income. However, as of the date of this writing, the maximum tax rate for individuals on net capital gain (the excess of net long-term capital gain over net short-term capital loss) is 28%.

     A taxpayer's long-term capital gain is added to the taxpayer's other income to determine whether the taxpayer's income level results in the phase-out of certain tax benefits, such as personal exemptions, itemized deductions, deduction of IRA contributions, exemption of social security benefits, the earned income credit, the alternative minimum tax exemption, and the rental real estate exemption from the limitation on use of passive losses and credits. Therefore, the total additional federal income tax resulting from each dollar of capital gain may be more than $.28.

     For corporate taxpayers, net capital gains are taxed at regular tax rates.

     Capital losses may be used to offset capital gains. For individuals, the excess of capital losses over capital gains can be set off against $3,000 of ordinary income in any one year, and unused capital losses may generally be carried forward to subsequent years. Corporate taxpayers may not offset capital losses against ordinary income. However, capital loss carry backs and carryovers may be available.

     Cash received by any shareholder who exercises his or her dissenter's rights will be treated as a distribution in redemption of shares, and the shareholder will be taxed on the cash received in accordance with Section 302 of the Code. In general, such payments will be treated as a payment in exchange for stock, with the same tax results as described above for nondissenting shareholders.

     The cash payments due to Lane Shareholders, whether as the Purchase Price paid in accordance with the Merger Agreement or as the "fair value" paid to Lane Shareholders who comply with the requirements of dissenters' rights, will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under the Code, 31% of the cash payments due to any Lane Shareholder must be withheld if the shareholder is subject to backup withholding and the federal income tax liability of such shareholder would be reduced by the amount so withheld. To avoid backup withholding, a Lane Shareholder must supply Oregon Title with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest or dividends. The taxpayer identification number of an individual is his or her Social Security number. The required Internal Revenue Service form will be provided with the exchange instructions to be provided by Oregon Title to each Lane Shareholder following consummation of the Merger.

     No ruling has been or will be requested from the Internal Revenue Service as to any of the tax consequences of the Merger and no opinion of counsel has been or will be rendered to the Corporation or the Lane Shareholders with respect to any of the tax consequences of the Merger.

ACCOUNTING TREATMENT OF THE MERGER.

     For accounting purposes, the Merger will be treated as a purchase of the Corporation by PMI. The parties anticipate that, at the corporate level, the Merger and subsequent liquidation of the Corporation into PMI will be treated as a tax-free reorganization, thus generating no income tax liability to the Corporation, PMI or LAI.

OPERATION OF LANE PLYWOOD AFTER THE MERGER.

     Following the Merger and the liquidation of the Corporation into PMI, PMI has indicated that its present intention is to continue the ongoing business operations of the Corporation, to continue employing a sufficient number of employees of the Corporation that no notice under the WARN Act is required and to honor all of the outstanding contractual and statutory obligations of the Corporation. However, consistent with good business practices, PMI also intends to continue to review and analyze the Corporation's operations and assets in light of the plywood market and other relevant factors.

     PMI has indicated that it may consider a variety of alternatives including, but not necessarily limited to, continuing the Corporation's business operations as they have been conducted, expanding the capacity or otherwise making improvements at the Corporation's plywood plant, leasing the Corporation's plywood plant to some third party (which may be an entity including some or all of PMI's shareholders) for operation by that third party, disposing of certain of the Corporation's assets, or some combination of the foregoing. The Corporation has been advised that no decisions have been made by PMI as to any of these possible actions.

     If PMI makes any decision regarding the ongoing operation of the plywood plant prior to the Meeting, the Merger Agreement requires PMI to communicate that decision to the Corporation so that it can be communicated to the Corporation's shareholders. In particular, if PMI were to decide prior to the completion of the Merger to lease the Corporation's plywood plant to a third party, the Merger Agreement requires PMI to give notice to the Corporation's Board of Directors and to give good faith consideration to any input which the Corporation's Board of Directors may have as to the intended operator of the plant if PMI determined it to be reasonably practicable under the circumstances to do so. After the completion of the Merger, these decisions can be made by PMI in its sole discretion without the need to notify any party.

     PMI has indicated that it intends after the completion of the Merger to conduct a complete review and analysis of the Corporation's wages, employment policies and practices. Any new wage scale or employment policies and practices adopted by PMI will be communicated to employees as soon as they are adopted. However, the Merger Agreement requires PMI to exercise reasonable efforts to preserve the portability feature of the Corporation's current medical insurance (especially with respect to coverage for preexisting medical conditions) and to maintain the Corporation's 401(k) plan, at least as to voluntary contributions by employees. PMI has asked Carl R. Wiley, Gary R. Jensen and Janis M. Johnson to stay on with the Corporation after the closing of the Merger (if the Merger is approved by the Lane Shareholders) through the end of 1996. PMI has acknowledged that the Corporation presently has an effective management team and the Corporation has encouraged PMI to retain this management team to the extent and on such terms and conditions as are consistent with PMI's goals and good business practices.

                     SELECTED FINANCIAL DATA OF LANE PLYWOOD
                                FIVE YEAR SUMMARY

                                                     For the Years Ended November 30
                                 ---------------------------------------------------------------------
                                     1995(a)     1994(b)(d)    1993(c)(d)    1992(c)(d)      1991
OPERATING RESULTS
Net sales                         $39,621,899   $37,772,648   $36,776,328   $33,882,168   $27,202,211

Operating income (loss)               545,940       804,405       756,398       240,913      (411,269)

Income (loss) before
  cumulative effect                  (335,382)      438,562       449,654       104,571      (389,207)
Cumulative effect on prior
  years of change in
  accounting principle
  for income taxes                                  185,600
Net income (loss)                    (335,382)      624,162       449,654       104,571      (389,207)

------------------------------------------------------------------------------------------------------

PER SHARE DATA
Income (loss) before
  cumulative effect                    $(1.64)        $2.14         $2.20         $ .51        $(1.90)
Cumulative effect on prior
  years of change in
  accounting principle
  for income taxes                                      .91
Net income (loss)                       (1.64)         3.05          2.20           .51         (1.90)
Cash dividends declared
  per share                                             .25

------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
Current assets                    $ 3,268,653   $ 4,305,444   $ 4,027,152   $ 3,911,464   $ 3,434,973
Current liabilities                 1,664,412     2,562,649     2,613,508     2,748,302     1,910,675
Working capital                     1,604,241     1,742,795     1,413,644     1,163,162     1,524,298
Total assets                        6,258,732     7,530,039     7,449,220     7,217,906     6,169,672
Long-term debt, excludes
  current portion                      95,021       124,428       418,273       503,401       518,484

------------------------------------------------------------------------------------------------------

EQUITY
Shareholders' equity              $ 4,286,971   $ 4,336,356   $ 3,314,590   $ 3,406,801   $ 3,495,130
Book value per share                  $20.95       $21.19         $16.20        $16.65       $17.08
Weighted average shares
  outstanding                         204,662       204,662       204,662       204,662       204,662


(a) Includes loss on settlement of pension plan of $1,357,676 and gain on sale of land of $319,557.
(b) Includes additional expense of $61,680 from application of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; and the cumulative effect (income increase) of $185,600 from SFAS No. 109, "Accounting for Income Taxes". The cumulative amount of the effect has been restated from the amount that was previously reported. See footnote 4 to the financial statements.
(c) Operating income includes gain on sale of timber contracts of $200,515 in 1993 and $631,200 in 1992.
(d) Reflects the adoption of SFAS No. 87, "Employers Accounting for Pensions". The impact was to reduce shareholders' equity by $192,900, $734,767 and $285,997 in 1992, 1993 and 1994, respectively.

                         INFORMATION ABOUT LANE PLYWOOD.

GENERAL.

     The Corporation has its principal offices at 65 North Bertelsen Road, Eugene, Oregon 97402, area code (541) 342-5561. The Corporation was founded in 1952, when a group of investors and workers formed the Corporation to purchase a bankrupt plywood mill. Operations began in December 1952. Operations consisted of a leased peeling plant and the plywood mill. In 1971, the Corporation purchased the peeling plant and added a chipping operation. In 1975, the Corporation acquired a sawmill, and another peeling plant and chipping operation.

     The sawmill operated for five years at limited levels and was dismantled in 1981. The small peeling plant and barker were sold in 1991. In 1992, the Corporation shut down the large peeling plant. In 1994, Lane discontinued its chipping operations. Shutting down these green end operations resulted in lay offs of more than 200 employees. At November 30, 1995, the Corporation employed 208 workers.

DESCRIPTION OF BUSINESS OPERATIONS.

     The Corporation produces softwood plywood at its 92 acre plant site in Eugene, Oregon. Its business includes purchasing veneer to satisfy veneer needs, manufacturing and selling plywood from the purchased veneer, selling green or dry veneer, custom drying and composing veneer, selling plywood manufacturing byproducts, and operating a plywood reload operation.

     The principal product manufactured and sold by the Corporation is softwood plywood. Other products include the byproducts and veneers described above. Sales of dry veneer used in the laminated veneer lumber market accounted for 16% of 1994 sales and 13% of 1995 sales. No other product contributed as much as 15% to revenue in any of the last three fiscal years. The Corporation's market for plywood is scattered throughout the 48 contiguous states and Hawaii. Sales are handled by a one-person sales staff from the Eugene mill. Customers include brokers and large distribution warehouses. Except for minor local sales, sales are made in rail carload or truckload lots, both of which are made from the mill's shipping facility. The major manufacturing byproduct, ply trim, is sold to a mill in Oregon.

     Nearly all of the Corporation's plywood products are classified as commodities and are manufactured to voluntary product standards administered by the National Bureau of Standards. The Corporation has no material new products in the development stage. However, the Corporation has been working to find niche noncommodity markets. In 1995, it started to sell plywood blanks to snowboard manufacturers to serve as the core for the snowboards. Sales in fiscal 1995 of this product amounted to approximately $80,000.

TREE FARMS.

     The Corporation purchased its first tree farm in 1974, and has since added additional timberland so that it now owns 2,105 acres of timberland. The Corporation does not anticipate that it can satisfy its raw material needs from these tree farms.

     The tree farms consist of seven separate parcels, all located in Klamath, Lane and Douglas counties in Oregon. They consist primarily of cut over areas that have been or are being reforested. None of the timberland is presently being used for production, although thinning operations have produced some revenue. In fiscal 1995, the revenue from thinning was $47,800, in 1994, it was $59,500, and in 1993 it was $662,794.

SOURCES OF RAW MATERIAL.

     Like many other forest products companies in Oregon, the Corporation has been highly dependent on the federal government for its raw material supply. As environmental and wildlife concerns have caused reductions in federal timber harvests, local supplies of veneer have been reduced and prices have risen. As a consequence, the Corporation has expanded its number of suppliers and has begun purchasing veneer from Canada, the South and South America. Other sources of veneer are being investigated continuously.

FACTORS AFFECTING REVENUES.

     The plywood industry is somewhat seasonal because of construction slowdowns in some consuming areas caused by unfavorable weather. However, seasonal demand is nearly offset by production curtailments resulting from unfavorable weather in some of the producing areas. Housing starts impact the demand for plywood. However, the Corporation has been moving its production to heavy sanded plywood, used primarily for commercial building, to reduce the effect of changes in housing starts on its production.


     The Corporation does not carry inventories in order to meet delivery requirements of customers. The Corporation does not maintain a material backlog of orders. Its backlog seldom exceeds ten days' production. Manufacturing is tied directly to orders, and panels are generally not constructed without orders. Veneers are normally purchased based on projected weekly needs. Manufacturing operations are curtailed if orders don't merit operations.

     The Corporation does not give customers the right to return merchandise nor does it provide extended payment terms. Customers are invoiced immediately after the plywood has been shipped and all shipments require payment within ten days. Although one customer of the Corporation purchases in excess of 10% of the total production, the Corporation does not regard its sales as dependent on that customer, because of the commodity nature of the sales.

     In the past 15 years, softwood plywood mills in the South have become major competitors to the plywood mills in the Northwest. Those mills enjoy substantially lower raw material and labor costs than the northwestern mills. They are also closer to large midwestern and eastern markets that once were dominated by northwestern mills. Although plywood produced from the Northwest's Douglas Fir is still regarded as generally superior to the plywood produced from southern tree species, price is the primary consideration in making a sale. In addition, new engineered products such as wafer board and oriented strand board were developed during the 1980s to be inexpensive substitutes for plywood. They now are competing effectively with plywood in some applications.

     In the late 1980s and 1990s, timber harvest restrictions on federal lands raised raw material prices to northwestern mills. The combination of newer mills in the South with access to lower cost raw materials, cheaper labor and less expensive transportation and the introduction of engineered panels caused a consolidation in the Northwest plywood industry. The Corporation has survived these changes, and remains a competitive producer of plywood products.

     Patents, trademarks, licenses, franchises and concessions are not important in manufacturing or selling any of the Corporation's products. The Corporation does not spend a material amount on research and development activities.

PROPERTIES.

     In addition to the timberlands described above, the Corporation owns the 92 acre industrial site on which its plywood manufacturing and related plant facilities are located.

     In fiscal 1995, the Corporation sold more than seven acres of the site in two sales. One sale was to the State of Oregon Department of Transportation, of
7.2 acres. The other was of a small strip of .4 acres to a neighboring owner for an easement. The net gain to the Corporation from the two transactions was $319,557.

     The plant facilities include a plywood layup plant with production capacity of approximately 630,000 3/8 feet of plywood per day. This facility includes one 30 opening press, one 20 opening press, four veneer dryers, edge gluing equipment, veneer patching equipment, a polyurethane panel patching line, a high speed sander and sort system, and rail and truck shipping facilities.

     Two boilers provide heat for the plywood presses, veneer dryers and building heat. Bark, other wood waste and natural gas supply the fuel for the boilers. In addition, the industrial facility includes various plant buildings, storage warehouses, shops, office buildings, railroad sidings and paved areas for veneer storage.

     As of November 30, 1995, all the machinery and equipment was encumbered to secure a line of credit payable to a bank. One of the tree farms is secured by the same bank for a second loan. The Corporation has not drawn on that loan.

LEGAL PROCEEDINGS.

     Management knows of no legal proceedings, other than ordinary routine claims incidental to its business, pending against the Corporation. There are no proceedings in which an executive officer, director, nominee for director or associate of any such person is an adverse party to the Corporation.

MARKET FOR THE CORPORATION'S STOCK; DIVIDEND HISTORY.

     There is no active trading market for Lane Common Stock. The Corporation has approximately 400 shareholders and Lane Common Stock trades infrequently. Management of the Corporation does not request or track information about the price at which stock changes hands through private transactions. Therefore, the Corporation is unable to report on historic prices of Lane Common Stock.

     The Board of Directors paid a dividend of $.25 per share on January 15, 1995 to holders of Lane Common Stock of record as of November 30, 1994. No other dividends have been declared or paid during the previous three fiscal years. The Corporation's line of credit loan contains a covenant limiting dividends in any fiscal year to no more than 25% of the Corporation's annual net profits after taxes.

                          INFORMATION ABOUT PMI AND LAI

     Pioneer Merger, Inc. ("PMI") is a corporation which was incorporated under the laws of the State of Oregon on July 25, 1995 for the purpose of acquiring the Corporation. Lane Acquisition, Inc. ("LAI") is a corporation which was incorporated under the laws of the State of Oregon on October 25, 1995 solely for the purpose of engaging in the Merger. LAI is a wholly-owned subsidiary of PMI. The principal executive offices of PMI and LAI are located at P. O. Box 1042, Veneta, Oregon 97487. Their telephone numbers are (541) 935-5414.

     All of the outstanding capital stock of PMI is currently owned by Melvin L. McDougal, Norman N. McDougal, Greg Demers, Ed King and Rick Re. The Merger Agreement provides that PMI shall not accept any other shareholder or investor in PMI prior to the completion of the Merger without the Corporation's prior written consent, which will not be unreasonably withheld. After completion of the Merger, PMI may add other shareholders or investors but has indicated that it has no agreements or understandings to do so.

     Neither PMI nor LAI have any existing business activities. However, each of the shareholders of PMI either own, operate or have interests in other forest products companies.

                              ELECTION OF DIRECTORS

     The Board of Directors consists of seven members, divided into three classes. Either two or three directors are elected annually to serve three-year terms. At the 1996 Annual Meeting, two directors in Class 3 will be elected for three-year terms. The term of office of directors Francis D. Bales and Carl M. Jensen will end upon the election of successor directors at the Annual Meeting. Carl Jensen is retired and is not a candidate for another term as a director.

NOMINEES.

     The Corporation's nominees for the Board of Directors are Francis D. Bales and Steven D. Barr. The proxy holders intend to vote all proxies received by them for the Corporation's nominees, except to the extent a contrary intent is indicated. As of the date of this proxy statement, the Board of Directors believes both Francis D. Bales and Steven D. Barr are willing and able to serve as directors. If either declines or is unable to serve as a director by the time of the annual meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors. The information concerning nominees for director is based on information furnished by the respective nominees.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  NOMINEES FOR ELECTION AT 1996 ANNUAL MEETING
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      NAME AND ADDRESS           PRINCIPAL OCCUPATION AND        DIRECTOR SINCE
                                         EMPLOYER
--------------------------------------------------------------------------------
  Francis D. Bales,                Sander Operator                    1987
  age 58                           Lane Plywood, Inc.
                                   65 N. Bertelsen Road
                                   Eugene, OR  97402
--------------------------------------------------------------------------------
  Steven D. Barr,                  Spreader leadperson                N/A
  age 40                           Lane Plywood, Inc.
                                   65 N. Bertelsen Road
                                   Eugene, OR  97402
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Francis Bales has been employed by the Corporation since April 1959. He has worked as a glue mixer, and is now a sander operator.

     Steve Barr has been employed by the Corporation since September 1974. He is currently a spreader leadperson and before that worked for the Corporation as a core layer and sheet turner.

VOTE REQUIRED TO ELECT.

     The two director positions open for election are in Class 3, as defined in
Article 2, Section 2 of the bylaws. Under that provision, neither candidate for Class 3 needs to be a non-employee of the Corporation. The votes for each open position will be taken separately. The candidate for each position receiving the highest number of votes will be elected. Abstentions and other nonvotes will not be counted for purposes of determining the outcome of the election. Abstentions will be counted for purposes of determining if a quorum is present.

DIRECTORS WHOSE TERMS ARE CONTINUING.

     Information regarding the members of the Board of Directors whose terms continue beyond this year's Annual Meeting, is set forth in the box below. The information about each director has ben furnished by the respective directors.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           DIRECTORS WHOSE TERMS EXTEND BEYOND THE 1996 ANNUAL MEETING
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                       Current
Name, Age and       Principal Occupation                   Director     term
Address             and Employer                            since      expires
--------------------------------------------------------------------------------

  Paul F. Ehinger,   Forest Industry                         1986        1998
  age 72             Consultant
                     Paul F. Ehinger & Associates
                     1200 High St., Suite 22
                     Eugene, OR  97401
--------------------------------------------------------------------------------

James E. Gent,       Veneer grader                           1979        1997
age 66               Lane Plywood, Inc.
                     65 N. Bertelsen Road
                     Eugene, OR 97402
--------------------------------------------------------------------------------

Gary R. Jensen,      Resource Manager                        1988        1998
age 49               Lane Plywood, Inc.
                     65 N. Bertelsen Road
                     Eugene, OR  97402
--------------------------------------------------------------------------------

Paul W. Jensen,      Retired                                 1991        1997
age 65               c/o Lane Plywood, Inc.
                     65 N. Bertelsen Road
                     Eugene, OR 97402
--------------------------------------------------------------------------------

John W. Revell,      Bank Administrator                      1987        1997
age 42               Liberty Federal Bank, S.B.
                     899 Pearl Street
                     Eugene, OR 97401
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Paul Ehinger has been self-employed as an independent forest products consultant for 11 years and has more than 40 years' experience in the forest products industry. Mr. Ehinger is elected to a position which requires that he meet the qualification of having extensive business and executive experience, but not be an employee of the Corporation. Mr. Ehinger meets that standard.

     James Gent is a veneer grader. He has worked for the Corporation since April 1959 and worked as a sheet turner on a spreader crew laying up plywood for 19 years, prior to becoming a veneer grader.

     Gary Jensen has been a human resource and timber manager of the Corporation since 1977, and has been chairman of the Board of Directors since 1991.

     Paul Jensen was employed as a quality controller and shift production supervisor for the Corporation for more than five years prior to retiring in 1993.

     John Revell is currently a construction and environmental risk administrator for Liberty Federal Bank, S.B., and was formerly employed by Pacific First Federal Savings and Loan for more than five years. Mr. Revell is elected to a position which requires that he meet the qualification of having extensive business and executive experience, but not be an employee of the Corporation. Mr. Revell meets that standard.

     None of the directors of the Corporation, or nominee, serves as a director of any other company which is publicly traded. No director, nominee for director or executive officer of the Corporation has any family relationship, whether by blood, marriage or adoption, with any other director, nominee or executive officer of the Corporation.

     During the last fiscal year, the Board of Directors held 41 meetings. Each director attended at least 75% of the meetings held during his term as director. The Board of Directors does not have a nominating committee, audit committee, or compensation committee.

     If the Merger is approved by the Lane Shareholders, all of the directors, including those elected at the Meeting, will be asked to step down as directors so that PMI, which will then be the Corporation's sole shareholder, may elect its own directors for the Corporation.

                          MANAGEMENT AND COMPENSATION
                            OF DIRECTORS AND OFFICERS

EXECUTIVE OFFICERS OF THE CORPORATION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NAME                           POSITION                          OFFICER SINCE
--------------------------------------------------------------------------------

  Carl R. Wiley, age 65          President                         1993
--------------------------------------------------------------------------------

  Janis M. Johnson, age 53       Vice President                    1988
                                 Secretary
                                 Treasurer
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Carl Wiley was employed as Chief Executive Officer of Puget Sound Plywood for more than five years prior to his employment with the Corporation. Puget Sound Plywood is not an affiliate of the Corporation. Mr. Wiley joined Lane Plywood, Inc. as President in January 1993. He is not a beneficial owner of any of the Corporation's stock.

     Janis Johnson is employed as an accounting manager for the Corporation. She is not a beneficial owner of any of the Corporation's stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Corporation does not have a compensation committee. Compensation of Carl Wiley, President of the Corporation, is determined in negotiations between Mr. Wiley and the entire Board of Directors. Three of the seven board members, James Gent, Francis Bales and Gary Jensen, are currently employed by the Corporation. A fourth director, Carl Jensen, retired as a production employee February 28, 1995. The Board of Directors does not directly determine the compensation of any employee of the Corporation other than Carl Wiley.

REPORT ON EXECUTIVE COMPENSATION.

     The Board of Directors does not use any specific performance based criteria in determining Mr. Wiley's compensation. He receives no specific performance related bonus, except to the extent that every employee of the Corporation receives such a bonus under the Incentive Profit Sharing Plan. The Board of Directors reviews Mr. Wiley's compensation annually.

     In deciding on Mr. Wiley's compensation, individual directors rely on such factors as their own subjective views of the President's performance, the wage increases granted to production workers, the Corporation's operating earnings and profitability, its potential growth, as well as any other factors they think significant.

     Lane Common Stock does not trade on any active or organized market. The Corporation does not track the prices at which stock changes hands through private transactions. Therefore, the Board of Directors does not relate Mr. Wiley's compensation package to the performance of the stock.

     As a company whose stock is largely owned by present and former employees, the Corporation gives the same health and other benefit packages to its president as is offered to other employees. Mr. Wiley and other officers participate equally in these plans along with all other employees (salaried and hourly).

                            Your Board of Directors:

     Gary R. Jensen, Chairman                        Carl M. Jensen
     Francis D. Bales                                Paul W. Jensen
     Paul F. Ehinger                                 John W. Revell
     James E. Gent

EXECUTIVE COMPENSATION.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               ANNUAL COMPENSATION
--------------------------------------------------------------------------------
                                                Other      Long        All
                                                Annual     Term       Other
Name and                                        Compen-    Compen-    Compen-
Principal                  Salary      Bonus    sation     sation     sation
Position          Year      ($)         ($)       ($)        ($)       ($)
--------------------------------------------------------------------------------
Carl R. Wiley   1994-95    110,000        $0        $0         $0     $4,950
President and   1993-94   $109,999    $1,008        $0         $0     $4,950
CEO             1992-93   $100,833        $0        $0         $0         $0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     Mr. Wiley is the only officer who receives compensation, including salary and bonuses, in excess of $100,000.

     Mr. Wiley joined Lane Plywood, Inc. in January 1993. Therefore, the salary figure shown for 1992-93 represents 11 months' salary. Mr. Wiley is not eligible for any retirement benefit from the defined benefit plan.

     The figures shown under "All Other Compensation" for Mr. Wiley for 1994-95 and 1993-94 are contributions to the combined profit sharing and 401(k) retirement plan, based on 5% of 90% of straight-time earnings.
Mr. Wiley was not eligible to participate in the plan in the 1992-93 fiscal year.

     The Board of Directors has recommended to PMI that it pay to Carl Wiley a bonus of $30,000 following the close of the Merger, if he is still employed by the Corporation. PMI is under no obligation to do so. At the date of this Proxy Statement, PMI has indicated it will not make such a payment.

     There are no other compensatory plans or arrangements which would result from a change in control of the Corporation or from the resignation, retirement or change in duties of Carl Wiley.

     The Corporation does not have any benefit plans involving stock options or long term incentives.

DIRECTOR COMPENSATION.

     During fiscal 1995, directors were paid on a per meeting basis until the middle of June of 1995. During that period, payments per meeting were $300 to outside directors and $200 to employee directors, except that meetings on Saturdays were paid at $150 per meeting to outside directors and $50 per meeting to employee directors. Beginning in the middle of June 1995 and through the end of fiscal 1995, outside directors received $300 per month plus $125 for extra meetings during the month and employee directors received $200 per month plus $50 for extra meetings during the month.

     As chairman of the Board of Directors, Gary Jensen received the same payments as other employee directors, plus an additional $500 per month for serving as chairman.

     Total compensation paid to directors for their service as directors during fiscal 1995 was $44,250. Total compensation paid to directors, including director compensation and wages for employee directors, was $153,879.

INCENTIVE PROFIT SHARING PLAN.

     The Corporation has an incentive profit sharing plan which provides for bonus payments to eligible employees. The total bonus distribution to eligible employees is based on 30% of income before income taxes, adjusted for the effect of major gains and losses on dispositions of assets, if any, in excess of a base provision equal to the sum of 5% of shareholders' equity and 10% of long-term debt at the beginning of the fiscal year. See the distribution of the bonus in paragraphs 1. and 2. below:

     1. During the period from March 1, 1981 to July 31, 1983, wage and salary rates were either reduced or restored, dependent upon the Corporation's financial position. An accumulation of the net earnings reduction due to the reduced wage and salary rates during this period was maintained for this group of employees and, as provided in the incentive profit sharing plan, were to be paid out of 20% of the future profits when realized and as defined in the incentive profit sharing plan. There were no payments due under the plan for 1995. The amount of payments due for 1994 and 1995 under the terms of the plan for this class of employees was $77,491, and $44,638, respectively. At November 30, 1995, the accumulated amount of earnings eligible for future payments, contingent upon future profits as defined by the plan, totaled $868,262.

     2. The remaining 10% of profits earned in accordance with the incentive profit sharing plan is distributed to all eligible employees, independent of the portion described in paragraph 1., above. Bonuses were paid in the amount of -0-, $38,745, and $22,319, for 1995, 1994, and 1993, respectively. Officers participate in this bonus to the same extent as other eligible employees.

     If the Corporation were, for any reason, to discontinue all business operations, payments under the incentive profit sharing plan would cease as a result of how bonus payments are computed under the plan.

GROUP PLANS.

     The Corporation pays the premiums on various group health and welfare plans. Officers of the Corporation participate equally in these plans along with all other employees (salaried and hourly).

STOCK PERFORMANCE.

     There is no public market for the Corporation's stock. Shares trade infrequently, and the Corporation does not keep track of the price at which trades occur. Consequently, the Corporation cannot chart the actual performance of the Corporation's stock over a period of time.

     Rules promulgated by the Securities and Exchange Commission require that the Corporation provide a chart which compares the performance of its stock, as measured by the percentage in total stockholder return, with the performance of the stock market in general. Because the Corporation does not track the prices at which its shares are traded, the following chart uses a substitute measure of performance. The line for Lane Plywood in the chart shows the change in book value of the Corporation over the past five years, adjusted to remove the effects of a change in accounting principles.

     The Board of Directors declared a dividend November 17, 1994, of 25 CENTS a share. That dividend was paid January 15, 1995, to Lane Shareholders as of the November 30, 1994, record date. The book value adjustment includes adding the accrued dividend back into shareholder equity.

     The comparison lines are for the performance of the S&P 500 and the S&P Paper and Forest Products Index, assuming reinvestment of dividends. The S&P 500 is a weighted index of 500 large capitalization companies from four primary groups: Industrial, Transportation, Utility, and Financial. The S&P Paper and Forest Products Index is a weighted index of 14 large capitalization companies which operate primarily in the paper and forest products industries. These 14 companies represent about 1.7% of the weighted capitalization of the S&P 500.

     To make the comparison, all values were normalized at $100 as of the close of the 1990 fiscal year.

     Although the Corporation has a very low capitalization (less than $10 million), it is not easily compared with indexes of other low capitalization companies, since many of those that are publicly traded are companies promoting newly emerging technology, and/or have expectations of rapid expansion. Neither description would apply to the Corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                Performance Graph
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                  S&P PAPER
                                                                AND PRODUCTS
                            LANE               S&P 500              INDEX
--------------------------------------------------------------------------------
November 30, 1990            100                 100                 100
--------------------------------------------------------------------------------
November 30, 1991             90                 123                 122
--------------------------------------------------------------------------------
November 30, 1992             88                 144                 148
--------------------------------------------------------------------------------
November 30, 1993             85                 160                 152
--------------------------------------------------------------------------------
November 30, 1994            113                 160                 156
--------------------------------------------------------------------------------
November 30, 1995            112                 216                 183
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Because the performance of the Corporation's stock is not known, the Board of Directors does not tie the compensation of the executive officers to the performance of such stock. The directors do consider the operating earnings of the Corporation as one of the factors used to determine the compensation to be paid to Mr. Wiley.

RETIREMENT PLANS.

     At January 1, 1996, the Corporation maintained a Combined 401(k) and Retirement Plan (401(k) Plan), a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code ("Code"). The amount of profit sharing contributions to be made to the 401(k) Plan for any calendar plan year is determined each year by the Board of Directors. The Corporation is not required to make a profit sharing contribution to the 401(k) Plan for any plan year. Any profit sharing contribution so made under the 401(k) Plan for a plan year is based on a percentage of compensation paid to the eligible participants for the plan year. Each eligible participant is allocated the same percentage of compensation. Subject to certain restrictions and limitations imposed under the Code, participants may also elect to make contributions to the 401(k) Plan on a tax-deferred, salary reduction basis. No matching contributions are made under the 401(k) Plan.

     The Corporation previously maintained a defined benefit pension plan ("Plan") qualified under Section 401 of the Code. The Plan, which was suspended effective December 31, 1987, and all benefits frozen, provides for fixed benefits in the event of retirement and the attainment of a specified age and after the completion of a specified number of years of service. Only employees who were covered under the Plan as of December 31, 1987 are eligible for a benefit.

     On January 5, 1995, the Board of Directors adopted a resolution to terminate the Plan effective March 15, 1995. On March 9, 1995, the Board of Directors adopted an amendment to the Plan to effectuate its termination. In April 1995, the Corporation entered into an agreement with Transamerica Life Insurance and Annuities Company for that insurance company to provide for the future payment and administration of benefits under the Plan. The agreement constitutes an irrevocable commitment by Transamerica to pay all the benefits under the Plan. The Corporation has paid to Transamerica the full amount of Transamerica's estimated cost for its assumption of this pension obligation.

     The Corporation has secured the approval of the termination of the Plan from the Pension Benefit Guaranty Corporation. In addition, an approval request has been filed with the Internal Revenue Service. The termination of the Plan does not affect any employee's rights or benefits under the 401(k) Plan.

     The Corporation does not have any other special benefit plans such as stock purchase, options, stock bonus, warrants, thrift, supplemental insurance or income plans.

CERTAIN TRANSACTIONS WITH MANAGEMENT.

     There were no material transactions between the officers, directors, or nominee for director and the Corporation during the fiscal year ending November 30, 1995. No officer, director of the Corporation, nominee for director, or any associate of any officer, director or nominee has any understanding with respect to any future employment with the Corporation, except the expectation of retaining any present employment.

     PMI has discussed continued employment after the Merger with Carl Wiley, Gary Jensen and Janis Johnson. They believe that PMI will continue employing each through the end of calendar 1996 at their present salaries.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     There are 204,662 shares of Lane Common Stock outstanding as of the record date. These shares are held of record by approximately 400 shareholders. The following table sets forth the number of shares of Lane Common Stock beneficially owned by each director, nominee for director, and by the officers, nominees, and directors of the Corporation as a group, as of January 31, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                        SECURITY OWNERSHIP OF MANAGEMENT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Number of
                                           Shares             Percentage of
                                        Beneficially           Outstanding
      Name                                  Owned                 Shares
--------------------------------------------------------------------------------
Francis D. Bales                            1,201(1)                 .6
--------------------------------------------------------------------------------
Steven D. Barr                                412(1)                 .2
--------------------------------------------------------------------------------
Paul F. Ehinger                               402(1)                 .2
--------------------------------------------------------------------------------
James E. Gent                               1,139(1)                 .6
--------------------------------------------------------------------------------
Carl M. Jensen                              3,750                   1.8
--------------------------------------------------------------------------------
Gary R. Jensen                               806(1)                  .4
--------------------------------------------------------------------------------
Paul W. Jensen                             5,961(2)                 2.9
--------------------------------------------------------------------------------
John W. Revell                                 0                    0.0
--------------------------------------------------------------------------------
Carl R. Wiley, President                       0                    0.0
--------------------------------------------------------------------------------
Janis M. Johnson, Vice                         0                    0.0
President
--------------------------------------------------------------------------------
All officers and directors                13,671                    6.7
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information as to beneficial ownership of stock is based on data furnished by the named persons. Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to the stock shown opposite their names. None of the directors or officers own any stock of record that is not beneficially owned by them.

     As of January 31, 1996, no officer or director beneficially owned more than 2.9% of the outstanding stock of the Corporation. Together, the officers and directors of the Corporation beneficially owned 13,671 shares as of January 31, 1996 representing approximately 6.7% of the Corporation's outstanding stock.

     No person is known to the Corporation to be the beneficial owner of more than 5% of the stock of the Corporation.


-------------------
(1) All of the stock reported as beneficially owned by this shareholder is registered jointly in the names of the shareholder and the shareholder's spouse. Therefore, the shareholder and the stockholder's spouse may be deemed to share voting and investment power with respect to this stock.

(2)  Includes 2,980 shares owned outright by Mr. Jensen's spouse.

                 COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS.

     Management believes officers and directors of the Corporation were unaware of the requirement that they file reports on stock transactions with the Securities and Exchange Commission (the "SEC") pursuant to SEC Rule 16a-3(e). After the directors and officers were informed of the reporting requirements, each of the directors and officers filed reports with the SEC, and, as required by SEC rules, provided a copy of each filed report to the Corporation. The Corporation received copies of the following reports, required by SEC Rule 16a-3(e), which were filed in the fiscal year ended November 30, 1995, by the named directors and officers.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          COMPLIANCE WITH SECTION 16(A)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 NUMBER OF
                         NUMBER                                TRANSACTIONS
DIRECTOR OR              OF LATE                                NOT TIMELY
OFFICER                  REPORTS        LATE REPORTS             REPORTED
--------------------------------------------------------------------------------
Francis D. Bales            1             Form 3                     0
--------------------------------------------------------------------------------
Paul F. Ehinger             2             Form 3, Form 4             1
--------------------------------------------------------------------------------
James E. Gent               1             Form 3                     0
--------------------------------------------------------------------------------
Carl M. Jensen              1             Form 3                     0
--------------------------------------------------------------------------------
Gary R. Jensen              3             Form 3, Form 4,            1
                                          Form 5
--------------------------------------------------------------------------------
Paul W. Jensen              2             Form 3, Form 5             0
--------------------------------------------------------------------------------
Janis M. Johnson            1             Form 3                     0
--------------------------------------------------------------------------------
John W. Revell              1             Form 3                     0
--------------------------------------------------------------------------------
Carl J. Wiley               1             Form 3                     0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Corporation is not aware of any other failure by any officer or director to file forms required by SEC Rule 16a-3(e) on a timely basis.

                                  OTHER MATTERS

     The Corporation knows of no matters to be brought before the meeting other than the vote on the Merger Agreement and the election of directors. However, should any other matter properly come before the meeting, the persons named in the accompanying form of proxy will vote, or refrain from voting, thereon in accordance with their judgment.

                           ANNUAL REPORT ON FORM 10-K

     Upon written request to Janis M. Johnson, treasurer of the Corporation, at 65 N. Bertelsen Road, Eugene, Oregon 97402 by any person whose proxy is solicited by the proxy statement, the Corporation will provide without charge a copy of its annual report on Form 10-K, including the financial statements and schedules thereto.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Coopers & Lybrand L.L.P., independent public accountants, to examine the financial statements of the Corporation for the year 1996. Auditing services provided by Coopers & Lybrand L.L.P. include the examination of annual financial statements, assistance in connection with registration statements filed with the Securities and Exchange Commission and consultation concerning various accounting matters. The full Board of Directors appoints the independent certified public accountants. Representatives of Coopers & Lybrand L.L.P., the independent public accountant for the Corporation in fiscal 1995, are expected to be present at the Annual Stockholders Meeting, and will have the opportunity to make a statement if they desire to do so. They will also be available to answer questions.

                           INCORPORATION BY REFERENCE

     The Annual Report to the Stockholders of Lane Plywood, Inc. For the Year Ended November 30, 1995 (Annual Report) is mailed with this Proxy Statement. The sections of the Annual Report entitled "Management's Discussion and Analysis", and "Report of Independent Accountants", including the financial statements and accompanying notes, are hereby incorporated by reference in this Proxy Statement.

                           1997 SHAREHOLDER PROPOSALS

     Proposals intended to be presented by Lane Shareholders at the 1997 Annual Meeting of Shareholders must be received by the Corporation by October 8, 1996 in order to be included in the proxy materials relating to that meeting.

                              By Order of the Board of Directors



                                       Janis M. Johnson
                              Vice-President/Secretary-Treasurer

65 North Bertelsen Road
Eugene, Oregon 97402
February 29, 1996

                         PROXY - SOLICITED ON BEHALF OF

                  THE BOARD OF DIRECTORS OF LANE PLYWOOD, INC.

     The undersigned hereby revokes all prior proxies and appoints Gary R. Jensen and Janis M. Johnson or any one of them, with the power of substitution in each, proxies to vote all shares of Common Stock of the undersigned in Lane Plywood, Inc. at the Annual Meeting of Stockholders to be held April 13, 1996, and all adjournments thereof.

     1.   Election of Directors

FOR ALL NOMINEES LISTED BELOW ______                    WITHHOLD AUTHORITY _____
(except as marked to the                                (to vote for all
contrary below)                                         nominees below)

          FRANCIS D. BALES                             STEVEN D. BARR

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

If either named nominee declines or is unable to serve by the time of the annual meeting, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     2. Approval of the Agreement and Plan of Merger (Merger Agreement) dated October 26, 1995 as more fully described in the accompanying Proxy Statement.

          FOR            AGAINST             ABSTAIN
             ----                ----                ----

     3.   On any other business that may properly come before the meeting.

Shares will be voted as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES AND FOR APPROVAL OF THE MERGER AGREEMENT. If other matters come before the meeting, the proxies or substitutes may vote upon such matters according to their best judgment.

Please mark your vote, insert the date and sign, have any co-owner date and sign, and return promptly.


DATED: _______________, 1996                      ______________________________
                                                  SIGNATURE


DATED: _______________, 1996                      ______________________________
                                                  SIGNATURE OF CO-OWNER


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          BE SURE YOUR VOTE IS COUNTED.
         PLEASE MARK YOUR VOTE, DATE, SIGN AND RETURN THIS PROXY TODAY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------